Exhibit 23.1

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE,	306 WEST SEVENTH STREET,	1000 LOUISIANA STREET,
SUITE 100	SUITE 302	SUITE 1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
www.cgaus.com

March 28, 2019

Harvest Oil & Gas Corp.
1001 Fannin Street, Suite 700
Houston, Texas 77002

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to all references to our firm included in this Form 10–K for the year ended December 31, 2018 and the Registration Statement No. 333-225415 on Form S–8 of Harvest Oil & Gas Corp. with respect to our estimates of the oil, natural gas and natural gas liquids reserves of Harvest Oil & Gas Corp.

Yours very truly,

/s/ W. TODD BROOKER
W. Todd Brooker, P.E.
President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693